DISTRIBUTOR'S CONTRACT

      LAMCO Trust I, a Massachusetts business trust (the "Trust"), and Liberty
Funds Distributor, Inc. ("LFDI"), a Massachusetts corporation, agree effective
March 1, 1999 as follows:

      1. APPOINTMENT OF LFDI. The Trust may offer an unlimited number of separate investment series ("Funds"), each of which may have multiple classes of shares (Shares). The Trust appoints LFDI as the principal underwriter and distributor of Shares of Liberty All-Star Growth and Income Fund, the initial, and as of the date set forth above the sole, Fund of the Trust (which appointment shall be exclusive except as provided in Section 2(b) below). This
Contract will apply to each additional Fund as set forth on Appendix 2 as Appendix 2 may be amended from time to time with the latest effective date and signed.

      2.  SALE OF SHARES.

      a. LFDI's Right to Purchase Shares From the Fund. LFDI, acting as principal for its own account and not as agent for the Trust, shall have the right to purchase Shares and shall sell Shares in accordance with a Fund's prospectus on a "best efforts" basis. LFDI shall purchase
         Shares at a price equal to the net asset value only as needed to fill orders. LFDI will receive all sales charges. LFDI will notify the Trust at the end of each business day of the Shares of each Fund to be purchased.

      b. Appointment of Agent for Certain Sales of Shares at Net Asset Value.
         The Trust may at any time designate its shareholder servicing, transfer and dividend disbursing agent as its agent to accept orders for (i)
         Class A Shares of the Funds at net asset value, or (ii) Class I Shares, or (iii) Class Z Shares, in either case from individuals or entities that are entitled to purchase such shares as provided in the Trust's prospectus, and to issue Shares directly to such purchasers.

      c. Refusal to Sell Shares; Direct Issue of Shares. The Trust may at any time (i) refuse to sell Shares hereunder or (ii) issue Shares directly to shareholders as a stock split or dividend.


      3. REDEMPTION OF SHARES. The Trust will redeem in accordance with a Fund's prospectus all Shares tendered by LFDI pursuant to shareholder redemption requests. LFDI will notify the Trust at the end of each business day of the Shares of each Fund tendered.

      4. COMPLIANCE. LFDI will comply with applicable provisions of the prospectus of a Fund and with applicable laws and rules relating to the sale of Shares and indemnifies the Trust for any damage or expense from unlawful acts by LFDI and persons acting under its direction or authority.

      5. EXPENSES. The Trust will pay all expenses associated with:

         a.   the registration and qualification of Shares for sale;

         b.   shareholder meetings and proxy solicitation;

         c.   Share certificates;

         d.   communications to shareholders; and

         e.   taxes payable upon the issuance of Shares to LFDI.

LFDI will pay all expenses associated with advertising and sales literature including those of printing and distributing prospectuses and shareholder reports, proxy materials and other shareholder communications used as sales literature.

      6. 12b-1 PLAN. Except as indicated in Appendix 1 which may be revised from time to time, dated and signed, this Section 6 constitutes each Fund's distribution plan (the "Plan") adopted pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "Act").

               A. The Fund shall pay LFDI monthly a service fee at the annual rate of 0.25% of the net assets of its Class A, B and C Shares on the
         20th of each month and a distribution fee at the
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         annual rate of 0.75% of the average daily net assets of its Class B and
         C Shares. Each of the Funds identified on Appendix 1 as having a Class
         E share 12b-1 Plan shall pay LFDI monthly a service fee at the annual rate of 0.25% of the net assets of its Class E Shares on the 20th of each month and a distribution fee at the annual rate of 0.10% of the average daily net assets of its Class E Shares. Each of the Funds identified on Appendix 1 as having a Class F share 12b-1 Plan shall pay
         LFDI monthly a service fee at the annual rate of 0.25% of the net assets of its Class F Shares on the 20th of each month and a distribution fee at the annual rate of 0.75% of the average daily net assets of its Class F Shares. Each of the Funds identified on Appendix
         1 as having a Class G share 12b-1 Plan shall pay LFDI monthly a service fee at the annual rate of 0.25% of the net assets of its Class G Shares on the 20th of each month and a distribution fee at the annual rate of
         0.10% of the average daily net assets of its Class G Shares outstanding less than five years from the date of purchase and 0.25% of the average daily net assets of its Class G Shares outstanding for five years or more. Each of the Funds identified on Appendix 1 as having a Class H share 12b-1 Plan shall pay LFDI monthly a service fee at the annual rate of 0.25% of the net assets of its Class H Shares on the 20th of each month and a distribution fee at the annual rate of 0.75% of the average daily net assets of its Class H Shares. Each of the Funds identified on Appendix 1 as having a Class J share 12b-1 Plan shall pay
         LFDI monthly a service fee at the annual rate of 0.25% of the net assets of its Class J Shares on the 20th of each month and a distribution fee at the annual rate of 0.35% of the average daily net assets of its Class J Shares. LFDI may pay part or all of the service and distribution fees received from the Fund as commissions to financial service firms that sell Fund Shares or as reimbursements to financial service firms or other entities that provide shareholder services to record or beneficial owners of shares (including third party administrators of qualified plans). LFDI shall provide to the
         Trust's Trustees, and the Trustees shall review, at least quarterly, reports setting forth all Plan expenditures, and the purposes for those expenditures. Amounts payable under this paragraph are subject to any limitations on such amounts prescribed by applicable laws or rules.

               B. Payments by the Trust to LFDI and its affiliates (including
         Colonial Management Associates, Inc.) other than any prescribed by
         Section 6A which may be indirect financing of distribution costs are authorized by this Plan.

               C. The Plan shall continue in effect with respect to a Class of Shares only so long as specifically approved for that Class at least annually as provided in the Rule. The Plan may not be amended to increase materially the service fee or distribution fee with respect to a Class of Shares without such shareholder approval as is required by the Rule and any applicable orders of the Securities and Exchange
         Commission, and all material amendments of the Plan must be approved in the manner described in the Rule. The Plan may be terminated with respect to a Class of Shares at any time as provided in the Rule without payment of any penalty. The continuance of the Plan shall be effective only if the selection and nomination of the Trust's Trustees who are not interested persons (as defined under the Act) of the Trust is effected by such non-interested Trustees as required by the Rule.

      7. CONTINUATION, AMENDMENT OR TERMINATION. This Contract (a) supersedes and replaces any contract or agreement relating to the subject matter hereof in effect prior to the date hereof, (b) shall continue in effect only so long as specifically approved at least annually by the Trustees or shareholders of the Trust and (c) may be amended at any time by written agreement of the parties, each in accordance with the Act. This Contract (a) shall terminate immediately upon the effective date of any later dated agreement relating to the subject matter hereof, and (b) may be terminated upon 60 days notice without penalty by a vote of the Trustees or by LFDI or otherwise in accordance with the Act and will terminate immediately in the event of assignment (as defined under the Act). Upon termination the obligations of the parties under this Contract shall cease except for unfulfilled obligations and liabilities arising prior to termination. All notices shall be in writing and delivered to the office of the other party.

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
      8. AGREEMENT AND DECLARATION OF TRUST. A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This
Contract is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.

Agreed:

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

LAMCO TRUST I                                        LIBERTY FUNDS DISTRIBUTOR, INC.



By:                                                  By:
   ----------------------------------------          -----------------------------------------
     John L. Davenport, Secretary                       Marilyn Karagiannis, Managing Director

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
                                   APPENDIX 1

THE FOLLOWING IS APPLICABLE TO THE 12b-1 PLAN OF THE FUNDS DESIGNATED BELOW:



    (No exceptions and no Funds with classes other than Class A, B, C and Z,

                              as of March 1, 1999)







Dated:  March 1, 1999



                             By:
                                ------------------------------------------------
                                John L. Davenport, Secretary for LAMCO Trust I



                             By:
                                ------------------------------------------------
                                Marilyn Karagiannis, Managing Director
                                Liberty Funds Distributor, Inc.

                                   APPENDIX 2


                            None as of March 1, 1999




By: ------------------------------------------------------
       John L. Davenport, Secretary for LAMCO Trust I



By: ------------------------------------------------------
       Marilyn Karagiannis, Managing Director
       Liberty Funds Distributor, Inc.



Dated:                          , 1999

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